Exhibit 99.1

NEWS BULLETIN	RE:
FROM:
15301 Ventura Blvd., Bldg B, Suite 300 Sherman Oaks, CA 91403 (818) 662-9800 NYSE: SZ

FOR FURTHER INFORMATION:

AT THE COMPANY:		AT FINANCIAL RELATIONS BOARD:
Keith Wall	Liz Baskerville	Laurie Berman	Tricia Ross
Vice President and CFO	Director, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 407-6547	(310) 407-6540

FOR IMMEDIATE RELEASE

September 2, 2004

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES FIRST

QUARTER FISCAL 2005 RESULTS

HIGHLIGHTS:

•	Revenue growth of 5.3 percent over prior year, or $4.1 million for the first quarter.

•	First quarter same store sales growth, calculated in local currencies, of 7.7 percent at KFC, 5.5 percent at Sizzler Australia (company and franchise units) and 1.6 percent at Sizzler USA (company and franchise units) helped offset a same store sales decline at Pat & Oscar’s of 12.1 percent.

•	Net income for the quarter of $0.6 million, or $0.02 per diluted share, down $3.0 million or $0.10 per diluted share from the same period a year ago.

•	Opened one Pat & Oscar’s unit during the quarter.

SHERMAN OAKS, Calif. — September 2, 2004 — Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today reported financial results for the first quarter ended July 25, 2004.

The Company reported revenues of $82.0 million for the first quarter of fiscal 2005, an increase of 5.3 percent over the $77.8 million reported in the first quarter of the prior year. Net income for the first quarter of fiscal 2005 was $0.6 million, or $0.02 per diluted share, compared to net income of $3.6 million, or $0.12 per diluted share, in the same period a year ago. Continued weak sales results at Pat & Oscar’s, stemming from the fiscal 2004 second quarter food borne illness incident, was partially offset by positive domestic Sizzler system sales and strong same store sales growth at Sizzler Australia and KFC. The strengthening of the Australian dollar compared to last year contributed $3.4 million to 2005 first quarter revenues and $0.1 million to net income.

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FRB serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Worldwide Restaurant Concepts, Inc.

Revenue and Cost Trends

The Company’s 5.3 percent increase in revenues in the first quarter reflected an aggregate 2.5 percent increase in same store sales across all company-owned restaurants. Same store sales growth of 7.7 percent at KFC and 8.0 percent at Sizzler Australia (company-owned only) were offset by declines of 2.2 percent for Sizzler USA company owned units and 12.1 percent for Pat & Oscar’s.

Pat & Oscar’s sales trends improved over those in the fourth quarter of fiscal 2004, however, they continue to be disappointing. The ongoing effect of the negative publicity stemming from the food-borne illness incident in the second quarter of fiscal 2004 has continued to have an adverse impact on dine-in and catering sales. To reverse these trends, the Company plans to continue their television advertising campaign in the San Diego, California market, implement a catering sales force, continue to pursue non-traditional channels of distribution, and enhance and expand lunch value menu offerings with initiatives including soups and sandwiches, to further appeal to the value-oriented guest. The Company believes Pat & Oscar’s sales trends will continue to improve and are expected to turn positive by the third quarter of this fiscal year. Also during the quarter, Pat & Oscar’s profitability was impacted by increasing commodities costs and the creeping labor expenses that are due, in part, to the shortfall in sales. To offset cost increases, the Company has taken a price increase on selected items and installed menu boards designed to increase check averages via menu mix. “We are disappointed with the slow recovery at Pat & Oscar’s, but we believe we have the right programs in place to reverse the trend,” said Charles Boppell, CEO of Worldwide Restaurant Concepts. “We need to build new guest trial, and although we’ve laid the groundwork, the process can, and has been slow. We remain optimistic that Pat & Oscar’s will continue to improve throughout this year.”

Sizzler system-wide sales trends were positive for the first quarter of fiscal 2005, but profitability was hurt by poor results in the New York market, and increasing labor and labor related costs. The Company has refocused on labor initiatives and continues its strategy of transitioning the New York market to franchisees or third party ownership.

In the first quarter of this fiscal year, general and administrative expenses increased by $1.6 million compared to the same period a year ago. In the prior year, general and administrative expenses were reduced by a $1.0 million foreign exchange gain from the repatriation of proceeds from an inter-company loan. No material foreign exchange gain was recognized in the current quarter. Additionally, in the prior year, reimbursements for certain legal fees also reduced general and administrative expenses.

Due to a pre-tax net loss from domestic operations this quarter, the Company’s provision for income tax that primarily relates to the Australian operations was approximately 53 percent of the consolidated pre-tax income.

In the first quarter of fiscal 2005, the Australian management group exercised options for approximately 19 percent of the Australian operating company. The Company’s first quarter’s net income reflects the impact of the income attributable to minority interest of $0.4 million associated with the exercise of these options.

Worldwide Restaurant Concepts, Inc.

Continued Focus On Strategic Initiatives

The Company remains committed to its growth strategies at each division, including the recovery of sales from the food borne illness incident and then development and expansion of the Pat & Oscar’s chain, the ongoing repositioning of the Sizzler brand, and the continued strengthening of its KFC operations. In order to continue to move the brand forward, we are evaluating our remodel and training programs at both our Company and franchised Sizzler restaurants and remain optimistic about those results. The Company continues to review its portfolio of locations and to pursue a plan to strategically transition stores from Company to franchisee or third party ownership. The transitioning of the New York market has been and continues to be hampered by restrictive existing lease terms, however the Company did franchise two of its remaining locations in the first quarter of this fiscal year, and anticipates transitioning most of the remaining units to third parties or franchisees by the end of this fiscal year.

In the first quarter, Pat & Oscar’s opened their first location in Ventura County in Thousand Oaks, California, which brings the total number of Pat & Oscar’s restaurants to 23. This location is the farthest north of the restaurants, and was chosen using a more refined site selection process and is currently generating solid sales. The Company expects to open four to six additional locations over the next 12 to 15 months.

Investor Conference Call

Worldwide Restaurant Concepts will be holding an investor conference call today at 11:00 a.m. EDT to discuss the Company’s financial and operational results. Investors will have the opportunity to listen to the conference call over the Internet at www.wrconcepts.com or www.fulldisclosure.com. To listen to the live call, please go to either web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay, also at www.wrconcepts.com and www.fulldislcosure.com, will be available shortly after the call ends.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 312 Sizzler® restaurants worldwide, 112 KFC®restaurants located primarily in Queensland, Australia, and 23 Pat & Oscar’s® restaurants. Additional information about the Company can be found at www.wrconcepts.com.

Certain statements contained in this document may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include but are not limited to statements regarding: improving revenues and earnings; that Pat & Oscar’s sales trends will continue to improve and are expected to turn positive in the third quarter of this fiscal year; commencement of construction on additional remodels at Sizzler USA; the opening of four to six new Pat & Oscar’s restaurants over the next 12 to 15 months; and the transitioning of Company-owned Sizzler locations in New York and other areas to franchisees or third parties.

Worldwide Restaurant Concepts cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected in the forward looking statements contained herein. Such factors include, but are not limited to: (a) the Company’s ability to implement its strategic plan and manage its costs and expenses; (b) the ability to design marketing and product

Worldwide Restaurant Concepts, Inc.

initiatives resulting in same store sales growth; (c) the availability of capital to upgrade the facilities at its domestic Sizzler® locations and build new Pat & Oscar’s restaurants; (d) Pat & Oscar’s ability to improve dine-in and catering sales through continuation of television advertising and implementation of other marketing and operational programs; (e) Pat & Oscar’s ability to acquire a sufficient number of suitable sites to increase restaurant count by four to six units over the next 12 to 15 months; (f) the Company’s ability to identify new and existing franchisees or third parties to purchase New York area restaurants; (g) economic conditions, both generally and as they affect the restaurant industry in particular; and (h) other risks as detailed from time to time in the Company’s SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K.

[tables to follow]

Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE TWELVE WEEKS ENDED JULY 25, 2004 AND JULY 20, 2003

(Unaudited)

(In thousands, except per share data)

	July 25, 2004	July 20, 2003
Revenues
Restaurant sales	$79,874	$75,767
Franchise revenues	2,078	2,053

Total revenues	81,952	77,820

Costs and Expenses

Cost of sales	27,618	25,555
Labor and related expenses	21,596	20,498
Other operating expenses	20,091	18,665
Depreciation and amortization	2,792	2,625
General and administrative expenses	7,077	5,408

Total operating costs	79,174	72,751

Operating income	2,778	5,069

Interest expense	696	552
Investment income	124	108

Income before income taxes and minority interest	2,206	4,625
Provision for income taxes	1,169	1,070
Minority interest	442	2

Net income	$595	$3,553

Basic earnings per share	$0.02	$0.13

Diluted earnings per share	$0.02	$0.12

Weighted average common shares outstanding:
Basic	27,485	27,312
Diluted	28,532	28,240

Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	July 25, 2004	April 30, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$22,804	$24,755
Restricted cash	6,499	5,131
Receivables, net of an allowance of $676 at July 25, 2004 and $641 at April 30, 2004	1,957	2,042
Inventories	4,541	4,807
Deferred income taxes	3,169	3,169
Prepaid expenses and other current assets	2,653	2,718
Assets related to restaurants held for sale	5,532	5,417

Total current assets	47,155	48,039

Property and equipment, net	74,168	74,232
Long-term notes receivable (including $191 of related party receivables at July 25, 2004 and $200 at April 30, 2004)	899	912
Deferred income taxes	10,513	10,690
Goodwill, net	23,647	23,647
Intangible assets, net of accumulated amortization of $1,101 at July 25, 2004 and $1,068 at April 30, 2004	2,062	2,090
Other assets	990	1,127

Total assets	$159,434	$160,737

Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except par value)

	July 25, 2004	April 30, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$7,020	$7,125
Accounts payable	13,781	12,396
Other current liabilities	20,394	23,334
Income taxes payable	3,302	4,056

Total current liabilities	44,497	46,911

Long-term debt, net of current portion	24,576	29,217
Deferred gains and revenues	8,661	8,738
Pension liability	13,891	14,031

Total liabilities	91,625	98,897

Minority interest	18,347	14
Stockholders’ Equity:
Capital stock -
Preferred, authorized 1,000 shares, $5 par value; no shares issued or outstanding	—	—
Common, authorized 50,000 shares, $0.01 par value; issued and outstanding 29,501 and 27,501 shares and 29,438 and 27,438 shares at July 25, 2004 and April 30, 2004, respectively	295	294
Additional paid-in capital	267,340	280,442
Accumulated deficit	(200,638)	(201,233)
Treasury stock, 2,000 shares at July 25, 2004 and at April 30, 2004, at cost	(4,135)	(4,135)
Accumulated other comprehensive loss	(13,400)	(13,542)

Total stockholders’ equity	49,462	61,826

Total liabilities and stockholders’ equity	$159,434	$160,737